Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Registration Statement on Form S-1/A, of our report dated May 5, 2023, with respect to our audit of the financial statements of Golden Sand Holdings Corporation as of December 31, 2022, and for the period from April 15, 2022 (Inception) to December 31, 2022, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ BARTON CPA

BARTON CPA

Cypress, Texas

May 12, 2023